Exhibit 99.1

BodyTel Scientific Inc. Retains Financial Communications Firm

HENDERSON, NV – January 8, 2007 – BodyTel Scientific, Inc. (OTCBB: BDYT) today announced that the Company has retained ZA Consulting Inc. to provide the Company with investor relations and financial communications services.

ZA Consulting Inc., based in New York City, is a full service investor relations and strategic consulting firm specializing in providing emerging microcap companies with timely and actionable guidance within the financial marketplace.

ZA will work closely with the Company to develop an effective investor relations program encompassing financial news and media strategies to increase BodyTel Scientific’s awareness within the investment community.

Forward-Looking Statements

This release includes forward-looking statements  that involve risks and uncertainties including, but not limited to, that ZA Consulting will develop an effective investor relations program encompassing financial news and media strategies to increase BodyTel Scientific’s awareness within the investment community. Factors which may prevent this from coming to fruition include possible contract dispute with ZA, our ability to finance our obligations, the success of our products and the acceptance of their potential success within the investor community, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic and business conditions, and the ability to attract and retain skilled personnel. Readers should refer to our risk disclosure on form 8-K filed on Edgar December 14, 2006 under our former name, Sellcell.net.

Contact:

Investors & Public Relations
ZA Consulting Inc.
David Zazoff, 212-505-5976